Eden Bioscience Effects 1-for-3 Reverse Stock Split

BOTHELL, WA -- (MARKET WIRE) -- 04/18/2006 -- Eden Bioscience Corporation (NASDAQ: EDEN) today announced that on April 17, 2006, the Company filed an amendment to its Restated Articles of Incorporation that effects a 1-for-3 reverse stock split of the Company's outstanding common stock. The reverse stock split will be effective with respect to shareholders of record at 5:00 p.m., Pacific daylight time, on April 18, 2006. As a result of the reverse stock split, each three shares of common stock will be combined and reclassified into one share of common stock and the total number of shares outstanding will be reduced from 24,406,870 million shares to approximately 8,135,623 million shares. The common stock will trade under the symbol "EDEND" for 20 trading days beginning on April 19, 2006 to designate that it is trading on a post-reverse split basis, and will resume trading under the symbol "EDEN" after the 20-day period has expired.

The Board of Directors of the Company approved the reverse stock split to help the Company regain compliance with The Nasdaq Capital Market's $1 minimum bid price continued listing requirement. As reported on April 4, 2006, the Company received a Nasdaq Staff Determination Letter on April 3, 2006 stating that the Company's common stock had not regained compliance with the $1 minimum bid price continued listing requirement set forth in Marketplace Rule 4310(c)(4) during the 180-day extension period provided the Company on October 10, 2005. Consequently, the Company's common stock is subject to delisting from The Nasdaq Capital Market. The Company requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which stayed the delisting action pending the issuance of a final decision by the Panel. The hearing is scheduled for May 4, 2006. The Company can regain compliance with the minimum bid price requirement if the Company's common stock closes at or above $1 for 10 consecutive business days following the reverse stock split, in which case the Company would expect to receive notification from Nasdaq that it has regained compliance and that the hearing process will be terminated.

Additional information regarding the reverse stock split can be found in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2006.

About Eden Bioscience

Eden Bioscience is a plant technology company focused on developing, manufacturing and marketing innovative, natural protein-based products for agriculture. We believe that our technology and products provide growers with new tools to improve crop production and plant protection. Our products are based on naturally occurring proteins called "harpins," which activate a plant's intrinsic ability to protect itself through growth and stress-defense responses. These responses enhance overall plant health, improve plant vigor and stamina, and result in improved crop quality, yield, and/or shelf life. Our headquarters are at 11816 North Creek Parkway N., Bothell, WA 98011-8201, 425-806-7300; www.edenbio.com.

Forward-Looking Statement: Certain statements contained in this press release may be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including the Company's expectation that it can regain compliance with the minimum bid price by effecting a reverse stock split. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the Company's inability to regain compliance with Nasdaq's minimum bid price requirement for continued listing, unsuccessful development and commercialization of our products; inability to develop adequate sales and marketing capabilities; history of losses and expectation that losses will continue; unsuccessful research in specific target crops; economic conditions in agriculture; and unfavorable weather conditions. More information about these and other factors that potentially could affect the Company's financial results is included in Eden Bioscience's most recent annual report on Form 10-K and in its other public filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Eden Bioscience undertakes no obligation to update any forward-looking statements.

CONTACT:
Bradley S. Powell
Eden Bioscience
425-984-2120
fax: 425-806-7400
investorinfo@edenbio.com

SOURCE: Eden Bioscience Corporation